PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com
Tom Stenoien, Chief Financial Officer
(952) 937-3000

FOR IMMEDIATE RELEASE

STRATASYS REPORTS RECORD FULL-YEAR REVENUE AND EARNINGS

Annual system shipments increase 58 percent as 3D printing market continues to grow

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MINNEAPOLIS, Feb. 16, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today announced record full-year revenue and earnings for the year ended Dec. 31, 2004.
The company reported revenue of $70.3 million for fiscal 2004, up 38% from $50.9 million for the prior year. Operating profit grew 49% to $13.0 million for 2004, compared with $8.7 million for 2003. Net income rose 48% to $9.1 million, or $0.85 per diluted share, for fiscal 2004, from $6.2 million, or $0.64 per diluted share, for the prior year. Year-over-year total system shipments rose 58% to 1090 units for 2004.
Revenue increased 28% to $19.4 million for the fourth quarter ended Dec. 31, 2004, over the $15.2 million reported for the same quarter of the previous year. Operating profit grew to $3.1 million for the fourth quarter of 2004 compared with $2.7 million for the fourth quarter of 2003. Net income grew 52% to $2.3 million, or $0.21 per diluted share, for the fourth quarter of 2004, compared with net income of $1.5 million, or $0.14 per diluted share, for the same period in 2003. Total system shipments increased to 272 in the fourth quarter of 2004 versus 226 in the fourth quarter of the prior year.
Higher expenses associated with Sarbanes-Oxley compliance and higher variable commission selling expenses resulting from better-than-expected sales performance both impacted fourth quarter results. In addition, Stratasys is accelerating research and development investments to position the company for new growth opportunities. These investments contributed to higher costs in the fourth quarter of 2004, and included projects related to 3D printing, materials development, rapid manufacturing and Stratasys’ paid-parts business.

“Sales growth in fiscal 2004 exceeded our expectations across our entire family of products,” said Scott Crump, chairman and chief executive officer of Stratasys. “Despite significantly higher operating costs in the fourth quarter versus last year, the robust demand for our family of 3D printers and rapid prototyping systems contributed to a higher corresponding growth rate in sales. In addition to strong system sales, we continue to experience strong revenue growth from consumables, as our installed base of systems continues to grow. We believe these sales trends will continue into fiscal 2005.
“We believe Stratasys grew its leadership position in the fast-growing 3D printing market in 2004, as unit sales of our Dimension systems grew by 73 percent. Initial order activity in fiscal 2005 for Dimension appears promising when compared to last year, as we are observing more customers purchasing multiple 3D printers for single locations. Engineers are becoming increasingly aware of the benefits of having affordable access to durable, accurate models at the touch of a button. With a growing universe of more than five million designers and engineers now using computer-aided-design (CAD) software globally, we believe a significant, untapped market opportunity exists for Stratasys within 3D printing.
“We also experienced increased sales of our FDM productivity systems in 2004. During the fourth quarter, Stratasys received the largest order from an end-user in company history. The order, which came from a major global automobile manufacturer, is a three-year equipment rental package valued in excess of $1 million.
“We continue to report strong cash flow from operations — financial strength that provides us a competitive advantage. Cash flow from operations amounted to approximately $16 million for fiscal 2004.
“Overall, we believe we are positioned for growth in 2005 as we continue to innovate and expand our product continuum to meet the needs of both small and large companies worldwide. Although we will continue to invest for the future in fiscal 2005, we remain confident in our previously stated growth goals,” Crump concluded.
The company will hold a conference call to discuss year-end and fourth quarter 2004 financial results on Feb. 16, 2005 at 8:30 a.m. EST. To access the call, dial 877-707-9628 (or 785-832-2041 internationally). The conference I.D. is “Stratasys.” A recording of the call will be available for two weeks after the call. To access the recording, dial 800-839-5631 (or 402-220-2558 internationally).

About Stratasys, Inc.
Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping (RP) and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. According to Wohlers Report 2004, Stratasys was the RP market unit leader in 2003 with 37 percent of all RP systems shipped worldwide that year. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.DimensionPrinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as “expect”, “anticipates”, “project”, “estimates” or “believe” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden line; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and on Form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Web site at www.Stratasys.com.

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$55,849,845	$44,544,341
Short-term investments	—	950,000
Accounts receivable, less allowance for returns and
doubtful accounts of $1,731,830 in 2004 and $767,337 in 2003	14,951,350	15,788,095
Inventories	7,520,422	6,423,658
Net Investment in sales-type leases	1,324,499	398,207
Prepaid expenses	1,756,494	2,809,541
Deferred income taxes	455,000	146,000
Total current assets	81,857,610	71,059,842

Property and equipment, net	10,043,657	6,544,663

Other assets
Intangible assets, net	2,551,581	2,496,593
Net investment in sales-type leases	2,693,830	888,367
Deferred income taxes	354,000	2,124,000
Long-term investments	720,000	625,000
Other	978,339	361,761
	7,297,750	6,495,721

Total assets	$99,199,017	$84,100,226

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and other current liabilities	6,643,620	4,940,055
Unearned maintenance revenue	7,668,362	5,263,962
Total current liabilities	14,311,982	10,204,017

Stockholders' equity
Common stock, $.01 par value, authorized 15,000,000
shares; issued 12,211,835 shares in 2004 and
12,028,320 shares in 2003	122,118	120,283
Capital in excess of par value	71,762,100	69,924,093
Retained earnings	20,193,048	11,063,902
Accumulated other comprehensive loss	5,910	(41,274)
Less cost of treasury stock, 1,770,026 and 1,768,856
shares in 2004 and 2003, respectively	(7,196,141)	(7,170,795)
Total stockholders' equity	84,887,035	73,896,209

Total liabilities and stockholders' equity	$99,199,017	$84,100,226

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)

Net Sales
Product	$15,985,376	$12,237,482	$56,832,959	$40,346,107
Services	3,460,124	3,002,304	13,495,546	10,543,754
	19,445,500	15,239,786	70,328,505	50,889,861

Cost of sales
Product	6,630,355	4,973,367	24,110,537	15,738,265
Services	1,115,283	738,601	3,888,239	2,369,315
	7,745,638	5,711,968	27,998,776	18,107,580

Gross profit	11,699,862	9,527,818	42,329,729	32,782,281

Costs and expenses
Research and development	1,650,814	1,262,988	5,640,216	5,047,207
Selling, general and administrative	6,949,616	5,570,991	23,692,008	18,992,636
	8,600,430	6,833,979	29,332,224	24,039,843

Operating income	3,099,432	2,693,839	12,997,505	8,742,438

Other income (expense)
Interest income	273,028	102,205	726,558	231,040
Interest expense	—	(483)	—	(123,924)
Foreign currency translation	185,351	236,433	(26,102)	342,877
Other	16,615	(29,742)	149,034	(47,618)
	474,994	308,413	849,490	402,375

Income before income taxes	3,574,426	3,002,252	13,846,995	9,144,813

Income taxes	1,276,538	1,492,158	4,717,849	2,989,299

Net income	$2,297,888	$1,510,094	$9,129,146	$6,155,514

Earnings per common share
Basic	$0.22	$0.15	$0.88	$0.68
Diluted	$0.21	$0.14	$0.85	$0.64

Weighted average number of common
shares outstanding
Basic	10,420,322	10,231,461	10,350,043	9,050,668
Diluted	10,823,822	10,797,182	10,725,901	9,679,435